Exhibit 10.23

SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of the ____ day of _________, ____, by and between CommScope, Inc. (the “Corporation”), and _______________ (the “Executive”).

WHEREAS, the Board of Directors of the Corporation (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distraction of the Corporation’s key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is essential and in the best interest of the Corporation, CommScope Holding Company, Inc. (“Holding”) and its stockholders for the Corporation to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Corporation, particularly in the event of a threat or the occurrence of a Change in Control, the Corporation desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated under circumstances described herein.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.Term of Agreement.  This Agreement shall commence as of __________ (the “Effective Date”) and shall continue in effect until __________ (the “Term”); provided, however, that on __________, and on each __________ thereafter, the Term shall automatically be extended for one (1) year unless either the Executive or the Corporation shall have given written notice to the other at least ninety (90) days prior thereto that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of twenty-four (24) months after such occurrence.

2.Termination of Employment.  If, during the Term, the Executive’s employment with the Corporation and its Affiliates shall be terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

(a)If the Executive’s employment with the Corporation and its Affiliates shall be terminated (x) by the Corporation for Cause or Disability, (y) by reason of the Executive’s death, or (z) by the Executive other than for Good Reason, the Corporation shall pay to the Executive the following:

(1)	his or her Accrued Compensation;

(2)any bonus or incentive compensation that has been earned but not paid prior to the Termination Date;

(3)in addition to the amounts described in Sections 2(a)(1) and (2), if the Executive’s employment is terminated by the Corporation for Disability, the Corporation shall pay to the Executive a Pro Rata Bonus no later than March 15 of the year following the year in which the Termination Date occurs; and

(4)in addition to the amounts described in Sections 2(a)(1) and (2), if the Executive’s employment is terminated by reason of the Executive’s death, the Corporation shall pay to the Executive’s beneficiaries a Pro Rata Bonus no later than March 15 of the year following the year in which the Termination Date occurs.

The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Corporation’s employee benefits plans and other applicable programs and practices then in effect.

(b)If the Executive’s employment with the Corporation and its Affiliates shall be terminated for any reason other than as specified in Section 2(a), the Executive shall be entitled to the following:

(1)the Corporation shall pay the Executive all Accrued Compensation;

(2)	the Corporation shall pay the Executive any bonus or incentive compensation that has been earned but not paid prior to the Termination Date;

(3)	the Corporation shall pay the Executive a Pro Rata Bonus no later than March 15 of the year following the year in which the Termination Date occurs;

(4)the Corporation shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to ____ times the sum of (A) the Executive’s Base Amount [and (B) the Executive’s target annual bonus under the Corporation’s annual incentive plan, as approved by the compensation committee of the Board for the year in which the Termination Date occurs (or for the immediately preceding year, if the Executive’s target bonus for the year in which the Termination Date occurs has not been so approved at the time of the Termination Date)]; and

(5)until the earlier of twelve (12) months after such termination or when the Executive is no longer eligible for “COBRA” health continuation coverage (the “Continuation Period”), the Corporation shall cover the entire cost of COBRA health continuation coverage if so elected by the Executive.  Notwithstanding the foregoing, to the extent that such coverage hereunder would subject the Corporation to any excise tax pursuant to the Patient Protection and Affordable Care Act, the Corporation shall be permitted not to provide such COBRA coverage at its expense and instead provide such substitute payments or benefits that the Corporation reasonably determines to be of equivalent economic value to such coverage.  This Section 2(b)(5) shall not be interpreted so as to limit any benefits to which the Executive, his or her dependents or beneficiaries may be entitled under any of the Corporation’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits.

(c)If the Executive’s employment is terminated by the Corporation other than for Cause at any time prior to the date of a Change in Control and such termination (A) occurred after the Corporation entered into a definitive agreement, the consummation of which would constitute a Change in Control or (B) the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control (a “Third Party”), such termination shall be deemed to have occurred after a Change in Control.

(d)The payments and benefits under Section 2(b) shall be subject to the Executive executing (and not revoking) a release of claims acceptable to the Corporation no later than twenty-one (21) days following his or her Termination Date.  Subject to Section 2(i), the amounts provided for in Sections 2(a) and 2(b)(1), (2) and (4) shall be paid in a single lump sum cash payment within thirty (30) days after the Executive’s Termination Date (or earlier, if required by applicable law).

(e)The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2(b)(5).

(f)The severance pay and benefits provided for in this Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under any severance plan or any other plan, agreement or arrangement of the Corporation or any of its Affiliates.

(g)Notwithstanding anything to the contrary contained herein, if the Executive is a “specified employee” for purposes of Section 409A of the Code and regulations and other interpretive guidance issued thereunder (“Section 409A”), any payments required to be made pursuant to Sections 2(a)(2), (3) or  (4), or pursuant to Sections 2(b)(2) or (4), shall not commence until one day after the day which is six (6) months after the Executive’s Termination Date (the “Delay Period”), with the first payment equaling the total of all payment that would have been paid during the Delay Period but for the application of Section 409A to such payments.

3.   Notice of Termination.  Following a Change in Control, any intended termination of the Executive’s employment by the Corporation shall be communicated by a Notice of Termination from the Corporation to the Executive, and any intended termination of the Executive’s employment by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Corporation.

4.Fees and Expenses.  The Corporation shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive within the six (6) year period following the date of the Executive’s termination of employment as they become due as a result of (a) the termination of the Executive’s employment by the Corporation or by the Executive for Good Reason (including all such fees and expenses, if any, incurred in contesting, defending or disputing the basis for any such termination of employment), (b) the Executive’s hearing before the Board as contemplated in Section 13.5 of this Agreement or (c) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation under which the Executive is or may be entitled to receive benefits.

5.Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing, shall be signed by the Executive if to the Corporation or by a duly authorized officer of the Corporation if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

6.Nature of Rights.  Except as provided in Section 2(f), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any Affiliate of the Corporation and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Corporation or any Affiliate of the Corporation.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliate of the Corporation shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

7.Settlement of Claims.  The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Corporation may have against the Executive or others.

8.Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Corporation.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

9.Successors; Binding Agreement.

(a)This Agreement shall be binding upon and shall inure to the benefit of the Corporation and its respective Successors and Assigns.  The Corporation shall require its respective Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.

(b)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

10.Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of North Carolina.

11.Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, including, without limitation, the Original Agreement, and all understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof.

13.Definitions.

13.1.Accrued Compensation.  For purposes of this Agreement, “Accrued Compensation” shall mean all amounts of compensation for services rendered to the Corporation or any of its Affiliates that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Corporation or of its Affiliates of the Corporation during the period ending on the Termination Date and (c) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (a) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.

13.2.Affiliate.  For purposes of this Agreement, “Affiliate” means, with respect to any Person, any entity, directly or indirectly, controlled by, controlling or under common control with such Person.

13.3.Base Amount.  For purposes of this Agreement, “Base Amount” shall mean the Executive’s annual base salary at the rate in effect as of the date of a Change in Control or, if greater, at any time thereafter, determined without regard to any salary reduction or deferred compensation elections made by the Executive.

13.4.“Beneficial Owner,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficially Owning” shall have the meanings applicable under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

13.5.Cause.  For purposes of this Agreement, a termination of employment is for “Cause” if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive:

(a)intentionally and continually failed substantially to perform his or her reasonably assigned duties with the Corporation and its Affiliates (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Corporation, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform, or

(b)intentionally engaged in conduct which is demonstrably and materially injurious to the Corporation and its Affiliates; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in this Section 13.5(b) until (1) there shall have been delivered to the Executive a copy of a written notice, signed by a duly authorized officer of the Corporation, setting forth that the Executive was guilty of the conduct set forth in this Section 13.5(b) and specifying the particulars thereof in detail, and (2) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires).

No act, nor failure to act, on the Executive’s part, shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Corporation and its Affiliates.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Corporation by the Executive shall constitute Cause for purposes of this Agreement.

13.6.Change in Control.  “Change in Control” shall mean any of the following:

(a)an acquisition (other than directly from Holding) of any Voting Securities by any Person, immediately after which such Person has Beneficial Ownership of more than thirty-three percent (33%) of (i) the then-outstanding Shares or (ii) the combined voting power of Holding’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Holding or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by Holding (for purposes of this definition, a “Related Entity”), (ii) Holding or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b)the individuals who, as of the Effective Date, are members of the Board of Directors of Holding (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board of Directors of Holding or, following a Merger (as hereinafter defined), the board of directors of (i) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by Holding’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Holding (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)the consummation of:

(1)a merger, consolidation or reorganization (x) with or into Holding or (y) in which securities of Holding are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(A)the shareholders of Holding immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B)the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C)no Person other than (1) Holding or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by Holding or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of thirty-three percent (33%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty-three percent (33%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

(2)a complete liquidation or dissolution of Holding; or

(3)the sale or other disposition of all or substantially all of the assets of Holding and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to Holding’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by Holding which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by Holding and, after such share acquisition by Holding, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

13.7.Corporation.  For purposes of this Agreement, all references to the Corporation shall include its Successors and Assigns.

13.8.Disability.  For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his or her duties with the Corporation for six (6) consecutive months, and within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty (30) days), the Executive shall not have returned to full-time performance of his or her duties; provided, however, that if the Corporation’s Long Term Disability Plan, or any successor plan (the “Disability Plan”), is then in effect, the Executive shall not be deemed disabled for purposes of this Agreement unless the Executive is also eligible for “Total Disability” (as defined in the Disability Plan) benefits (or similar benefits in the event of a successor plan) under the Disability Plan.

13.9.Good Reason. (a)  For purposes of this Agreement, “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions:

(1)

a change in the Executive’s status, title, position or responsibilities (but not including a change in the Executive’s boss if the status, title, position or responsibilities are the same for the Executive) which, in the Executive’s reasonable judgment, represents an adverse change from his or her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his or her status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him or her to any of such offices or positions, except in connection with the termination of his or her employment for Disability, Cause, as a result of his or her death or by the Executive other than for Good Reason;

(2)	a reduction in the Executive’s annual base salary below the Base Amount;
(3)

the failure by the Corporation to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Corporation in which the Executive participated, within seven (7) days of the date such compensation is due;

(4)	the failure of the Corporation to obtain from its Successors or Assigns the express assumption and agreement required under Section 9 hereof; or
(5)

any purported termination of the Executive’s employment by the Corporation which is not effected pursuant to a Notice of Termination satisfying the terms set forth in the definition of Notice of Termination (and, if applicable, the terms set forth in the definition of Cause).

(b)Any event or condition described in Section 13.9(a)(1) through (4) which occurs at any time prior to the date of a Change in Control and (A) which  occurred after the Corporation entered into a definitive agreement, the consummation of which would constitute a Change in Control or (B) which the Executive reasonably demonstrates was at the request of a Third Party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to a Change in Control.

13.10.Incentive Plan.  For purposes of this Agreement, “Incentive Plan” shall mean the CommScope Holding Company, Inc. Annual Incentive Plan, or any successor annual incentive plan, maintained by Holding or the Corporation.

13.11.Notice of Termination.  For purposes of this Agreement, following a Change in Control, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment, signed by the Executive if to the Corporation or by a duly authorized officer of the Corporation if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

13.12.Person.  For purposes of this Agreement, “Person” shall mean a person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

13.13Pro Rata Bonus.  For purposes of this Agreement, “Pro Rata Bonus” shall mean (a) the actual bonus that would have been payable to the Executive for the year in which the Termination Date occurs had he or she remained employed through the payment of such bonus, as certified by the compensation committee of the Board of Directors of Holding when it certifies bonus amounts for continuing employees, (b) multiplied by a fraction, the numerator of which is the number of days through the Termination Date that the Executive was employed by the Corporation in the year in which the Termination Date occurs, and the denominator of which is 365.

13.14Shares.  For purposes of this Agreement, “Shares” shall mean the common stock, par value $0.01 per share, of Holding and any other securities into which such shares are changed or for which such shares are exchanged.

13.15Subsidiary.  For purposes of this Agreement, “Subsidiary” shall mean a corporation as defined in Section 424(f) (or a successor provision to such section) of the Code, and regulations and rulings thereunder, with Holding being treated as the employer corporation for purposes of this definition.

13.16Successors and Assigns.  For purposes of this Agreement, “Successors and Assigns” shall mean, with respect to the Corporation, a corporation or other entity acquiring all or substantially all the assets and business of the Corporation, whether by operation of law or otherwise.

13.17Termination Date.  For purposes of this Agreement, “Termination Date” shall mean (a) in the case of the Executive’s death, his or her date of death, (b) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his or her duties on a full-time basis during such thirty (30) day period) and (c) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination in good faith notifies the other party that a dispute exists concerning the basis for the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).  Notwithstanding the pendency of any such dispute, the Corporation shall continue to pay the Executive his or her Base Amount and continue the Executive as a participant in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, dental, life insurance and disability benefit plans in which he or she was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this

Section 13.17 whether or not the dispute is resolved in favor of the Corporation, and the Executive shall not be obligated to repay to the Corporation any amounts paid or benefits provided pursuant to this sentence.  Notwithstanding the foregoing, for purposes of this Agreement, the Executive shall be considered to have terminated employment with the Corporation when the Executive incurs a “separation from service” with the Corporation within the meaning of Section 409A(a)(2)(A)(i) of the Code, and applicable administrative guidance issued thereunder.

13.18Voting Power.  For purposes of this Agreement, “Voting Power” shall mean the combined voting power of the then outstanding Voting Securities.

13.19Voting Securities.  For purposes of this Agreement, “Voting Securities” shall mean, with respect to Holding or any Subsidiary, any securities issued by Holding or such Subsidiary, respectively, which generally entitle the holder thereof to vote for the election of directors of Holding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by their duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

COMMSCOPE, INC.

By:

[Name]

[Title]

[Name]

[Signature Page to Severance Protection Agreement]